Exhibit 99.1

Chase further strengthens robust programs to keep families in homes

•	Specific enhancements include:

•	Proactive outreach to borrowers, offering them pre-qualified modification terms in writing

•	New regional centers, more counselors and expanded loan alternatives

•	New independent review process to head off unnecessary foreclosures

•	No additional Chase-owned loans put into foreclosure process while enhancements implemented

NEW YORK, Oct. 31, 2008 - Chase today announced it is expanding its already significant mortgage modification program by undertaking multiple initiatives designed to keep more families in their homes, including extending its modification programs to WaMu and EMC customers.

Chase will open regional counseling centers, hire additional loan counselors, introduce new financing alternatives, proactively reach out to borrowers to offer pre-qualified modifications, and commence a new process to independently review each loan before moving it into the foreclosure process. Chase expects to implement these changes within the next 90 days.

While implementing these enhancements, Chase will not put any additional loans into the foreclosure process. This will give affected homeowners an opportunity to take advantage of the enhancements, and applies only to owner-occupied properties with mortgages owned by Chase, WaMu or EMC, or with investor approval.

Chase will continue to work diligently with investors to get their approval to apply these programs to the loans it services for others, so its efforts have the broadest possible impact. These programs are designed for homeowners who show a willingness to pay, so Chase, WaMu and EMC customers should continue to make mortgage payments to reflect their intent to honor their commitments.

“While Chase has helped many families already, we feel it is our responsibility to provide additional help to homeowners during these challenging times,” said Charlie Scharf, CEO of Retail Financial Services at Chase. “We will work with families who want to save their homes but are struggling to make their payments.”

The enhanced program is expected to help 400,000 families - with $70 billion in loans - in the next two years. Since early 2007, Chase, WaMu and EMC have helped about 250,000 families - with $40 billion in loans — avoid foreclosure, primarily by modifying their loans or payments. Both the existing and enhanced programs apply only to owner-occupied properties with mortgages owned by Chase, WaMu or EMC, or with investor approval.

Chase inherited pay-option ARMs when it acquired WaMu’s mortgage portfolio last month and EMC’s portfolio earlier this year as part of the Bear Stearns acquisition. After reviewing the alternatives that were being offered to customers, Chase decided to add more modification choices. All the offers will eliminate negative amortization and are expected to be more affordable for borrowers in the long term.

As a result of these enhancements for Chase, WaMu and EMC customers, Chase will:

•	Systematically review its entire mortgage portfolio to determine proactively which homeowners are most likely to require help - and try to provide it before they are unable to make payments.

•

Proactively reach out to homeowners to offer pre-qualified modifications such as interest-rate reductions and/or principal forbearance. The pre-qualified offers will streamline the modification process and help homeowners understand that Chase is offering a specific option to make their monthly payment more affordable.

•	Establish 24 new regional counseling centers to provide face-to-face help in areas with high delinquency rates, building on the success of one- and two-day Hope Now reach-out days.

•

Add 300 more loan counselors - bringing the total to more than 2,500 - so that delinquent homeowners can work with the same counselor throughout the process, improving follow-through and success rates. Chase will add more counselors as needed.

•

Create a separate and independent review process within Chase to examine each mortgage before it is sent into the foreclosure process — in order to validate that each homeowner was offered appropriate modifications. Chase will staff the new function with about 150 people.

•	Not add any more Chase-owned loans into its foreclosure process while enhancements are being implemented.

•

Disclose and explain in plain and simple terms the refinancing or modification alternatives for each kind of loan. Chase also will use in-language communications, including local publications, to more effectively reach homeowners.

•

Expand the range of financing alternatives offered to modify pay-option ARMs, including 30-year, fixed-rate loans with affordable payments, principal deferral and interest-only payments for 10 years. All the alternatives eliminate negative amortization.

•	Offer a substantial discount on or donate 500 homes to community groups or through non-profit or government programs designed to stabilize communities.

•	Use more flexible eligibility criteria on origination dates, loan-to-value ratios, rate floors and step-up features.

The enhancements reflect Chase’s commitment to continue to seek additional ways to help homeowners.

Chase acknowledges and appreciates the leadership of the U.S. Senate Banking and U.S. House Financial Services committees, the FDIC, a number of state attorneys general and community groups on this important issue, and the critical role they are playing in keeping families in their homes.

About Chase

Chase is the U.S. consumer and commercial banking business of JPMorgan Chase & Co. (NYSE: JPM), which operates more than 5,400 branches and 14,000 ATMs nationally under the Chase and WaMu brands. Chase has 157 million credit cards issued and serves consumers and small businesses through bank branches, ATMs and mortgage offices as well as through relationships with auto dealerships and schools and universities. It also serves more than 30,000 commercial banking clients, including corporations, municipalities, financial institutions and not-for-profit entities. More information about Chase is available at www.chase.com.